Exhibit 99.3

News Announcement

CONTACT:

William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING COMPLETES

ACQUISITION OF ARGOSY GAMING COMPANY

Wyomissing, Pennsylvania, (October 3, 2005) — Penn National Gaming, Inc. (NASDAQ:PENN) announced today that it has completed the acquisition of Argosy Gaming Company (NYSE: AGY). As previously announced, Argosy stockholders are receiving $47.00 per share in cash for each share of common stock.  The acquisition is valued at approximately $2.2 billion, including approximately $791.3 million of long-term debt of Argosy and its subsidiaries.  The acquisition is expected to be immediately accretive to Penn National’s earnings per share.  Separately, Penn National announced today the closing of a $2.725 billion senior secured credit facility to fund the acquisition and to provide additional working capital.

Penn National acquired six Argosy casino entertainment facilities, although the Company has agreed to divest three of those properties to expedite the receipt of the regulatory approvals required to complete the merger.  The Company has already entered into a definitive merger agreement to sell the Argosy Casino-Baton Rouge to Columbia Sussex for $150 million before working capital adjustments and the Company has until December 31, 2006 to enter into definitive sale agreements for the Alton and Joliet, Illinois properties.

Reflecting the planned divestitures, the combined company generates revenues in excess of $2 billion and its properties feature over 17,500 slot machines and approximately 575,000 square feet of casino space.  With the completion of the transaction, Penn National has broadened its asset base to include ten gaming facilities, five pari-mutuel horse racing facilities (including two with slots soon to be added and a joint venture), six off-track wagering sites and the Company holds a Canadian casino management contract.  Penn National now owns or operates gaming or pari-mutuel properties in thirteen North American jurisdictions.

Commenting on the closing of the acquisition, Peter M. Carlino, Chief Executive Officer of Penn National, said, “With this accretive transaction we further diversify the Company’s sources of revenue and cash flow as we gain entrée into Missouri, Iowa and Indiana with casinos, and operate an Ohio pari-mutuel facility.  Penn National also adds two compelling growth opportunities to our existing slate of expansion initiatives while further building the critical mass of our gaming operations and broadening our gaming management resources.

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“Penn National is very well positioned to continue generating strong earnings growth over the next several years based on the integration of the Argosy assets, the commencement of slot operations at our Maine and Pennsylvania facilitates, further property development at Charles Town Races and the completion of the Argosy Casino-Riverside and Argosy Casino-Lawrenceburg expansion projects.  Our near-term focus is on a successful integration of the acquired properties and achieving the anticipated $20 million in corporate cost savings and synergies.  Longer-term, after applying the proceeds from the divestiture of the three Argosy properties to reduce our debt, and with the expected earnings power of the combined entity and new sources of revenue and cash flow, we expect to generate significant free cash flow to further reduce debt, invest in our portfolio of properties and explore other areas to continue growing Penn National.  We expect to provide revised 2005 guidance when we issue third quarter earnings results later this month.

“Finally, we welcome the Argosy operating management and employees to Penn National.  As a diversified, industry leading gaming company, we believe we can offer employees significant opportunities for growth and career advancement.”

Goldman, Sachs & Co., Bear, Stearns & Co. Inc. and Lehman Brothers acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal advisor to Penn National Gaming.  Morgan Stanley acted as financial advisor and Davis Polk & Wardwell acted as legal advisor to Argosy Gaming Company.

Sale of Argosy’s Louisiana and Illinois Assets

Penn National also reported today that following the closing of the Argosy acquisition, Argosy, Columbia Sussex Corporation and a subsidiary of Columbia Sussex executed the previously announced securities purchase agreement pursuant to which the Columbia Sussex subsidiary will purchase the Argosy Casino-Baton Rouge (Louisiana) casino property from Argosy Gaming Company (now a wholly owned subsidiary of Penn National) for a purchase price of $150 million in cash, subject to a post closing working capital adjustment.  The sale of the Argosy Casino-Baton Rouge is not conditioned on the receipt of financing by Columbia Sussex, however, it is subject to regulatory approvals and other customary closing conditions.  The parties are targeting a close of the transaction in late 2005 subject to regulatory approval.

The Illinois Gaming Board has determined that Penn National must enter into definitive sale agreements for Argosy’s Alton and Joliet, Illinois properties by December 31, 2006.

About Penn National Gaming

Reflecting the addition of three Argosy properties (and the anticipated divestitures described above), Penn National Gaming owns and operates casino and horse racing facilities with a focus on slot machine entertainment.  The Company presently operates fifteen facilities in thirteen jurisdictions including Colorado, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National’s facilities feature over 17,500 slot machines, over 400 table games, over 2,000 hotel rooms and approximately 575,000 square feet of gaming floor space.  Although the Company’s Casino Magic - Bay St. Louis, in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi remain closed following extensive damage incurred as a result of Hurricane Katrina all property statistics in this announcement are inclusive of these properties.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Penn describes certain of these risks and uncertainties in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.  Meaningful factors which could cause actual results to differ from expectations described in this press release include, but are not limited to, the opportunity to assess more fully the hurricane damage recently incurred at two properties and the ability of the Company to recover losses under its insurance policies for that damage; the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; our ability to successfully integrate the operations of Argosy Gaming Company; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses (including without limitation an operators’ license in Pennsylvania); delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities and the availability and cost of financing and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.   Furthermore, the Company does not intend to update publicly any forward-looking statements except as required by law.  The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

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